Calculation of Filing Fee Tables
S-8
TerrAscend Corp.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Shares, no par value	Other	3,311,147	$ 1.4559	$ 4,820,698.92	0.0001381	$ 665.74
2	Equity	Common Shares, no par value	Other	23,710,855	$ 0.3951	$ 9,368,158.81	0.0001381	$ 1,293.74
Total Offering Amounts:						$ 14,188,857.73		$ 1,959.48
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,959.48
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 also covers any common shares, no par value ("Common Shares"), of TerrAscend Corp. (the "Registrant") which become issuable under the TerrAscend Corp. Amended and Restated Stock Option Plan (the "Stock Option Plan") and the TerrAscend Corp. Amended and Restated Share Unit Plan (the "Share Unit Plan") in respect of the securities identified in the above table as a result of any share dividend, share split, recapitalization or other similar transaction, and any other securities with respect to which the outstanding shares are converted or exchanged which results in an increase in the number of the Registrant's outstanding Common Shares. The 3,311,147 Common Shares being registered represent Common Shares issuable upon the exercise of stock option awards previously granted under the Stock Option Plan. The Proposed Maximum Offering Price per Share is estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) of the Securities Act on the basis of, with respect to the 3,311,147 Common Shares underlying stock option awards previously granted under the Stock Option Plan, $1.4559 per Common Share, which is the weighted-average exercise price of such stock option awards.

[2]	The 23,710,855 Common Shares being registered represents an aggregate of 23,710,855 Common Shares reserved for future issuances under the Stock Option Plan and the Share Unit Plan. The aggregate number of Common Shares underlying outstanding awards and reserved for future issuances under the Stock Option Plan and the Share Unit Plan is equal to 15% of the Registrant's outstanding Common Shares, on a non-diluted basis, as of the date of issuance. As of November 20, 2025, the Registrant had 305,483,308 Common Shares outstanding. The Proposed Maximum Offering Price per Share is estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) of the Securities Act on the basis of, with respect to the 23,710,855 Common Shares reserved for future issuances under the Stock Option Plan and the Share Unit Plan, $0.3951 per Common Share, which is the average of the high and low prices of the Registrant's Common Shares as reported on the OTCQX on November 19, 2025, which date is within five business days prior to the filing of this Registration Statement.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A